Exhibit 23.3

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

December 10, 2018

EOG Resources, Inc.

1111 Bagby, Sky Lobby 2

Houston, Texas 77002

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 (the Registration Statement), to be filed with the United States Securities and Exchange Commission on or about December 14, 2018, we hereby consent to the incorporation in said Registration Statement of the references to our firm and of the opinions delivered to EOG Resources, Inc. (the Company) regarding our comparison of estimates prepared by us with those furnished to us by the Company of the proved oil, condensate, natural gas liquids, and gas reserves of certain selected properties in which the Company has represented it holds an interest. The opinions are contained in our reports dated February 1, 2016, January 30, 2017, and January 30, 2018, for estimates as of December 31, 2015, December 31, 2016, and December 31, 2017, respectively. The opinions are referred to in the section “Supplemental Information to Consolidated Financial Statements—Oil and Gas Producing Activities” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the United States Securities and Exchange Commission on February 27, 2018.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716